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                                                                       EX-17.1





February 17, 1994




Ms. Rebecca A. Kagan, Corporate Secretary
The Board of Directors
The Standard Register Company
600 Albany Street
Dayton, OH  45408



Gentlemen:

For personal reasons, I hereby tender my resignation as Chairman of the Compensation Committee of the Board of Directors as well as Director of The Standard Register Company, to take effect no later than February 17, 1994.


Sincerely yours,





James L. Sherman


cc:  J. K. Darragh
     P. H. Granzow





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